Exhibit (l)(1)
EVERSHEDS SUTHERLAND (US) LLP

THOMAS E. BISSET
DIRECT LINE: 202.383.0118
E-mail: ThomasBisset@eversheds-sutherland.com

April 29, 2022

VIA EDGAR

Board of Directors
Great-West Life & Annuity Insurance Company of New York
370 Lexington Avenue, Suite 703
New York, NY 10017

Re:
Great-West Smart Track Advisor Variable Annuity
Post-Effective Amendment No. 16

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 16 to the Form N-4 Registration Statement (File No. 333-212091) by Great-West Life & Annuity Insurance Company of New York and Variable Annuity-2 Series Account with the Securities and Exchange Commission.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

By:
/s/ Thomas E. Bisset
Thomas E. Bisset